EX. 14.1

                     CODE OF ETHICS FOR SENIOR EXECUTIVE AND
                               FINANCIAL OFFICERS
                               NUWAY MEDICAL, INC.

                                 CODE OF ETHICS
                   FOR SENIOR EXECUTIVE AND FINANCIAL OFFICERS
                                  OCTOBER 2004


PURPOSE

      The purpose of this Code of Ethics is to promote the honest and ethical conduct of the Senior Officers (as defined below) of NuWay Medical, Inc. (the "Company"), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in periodic reports filed by the Company and compliance with all applicable rules and regulations applicable to the Company and its officers.

APPLICABILITY

      This Code of Ethics is applicable to the Company's chief executive officer, chief financial officer and principal accounting officer (or persons performing similar functions), together, "Senior Officers."

      While we expect honest and ethical conduct in all aspects of our business from all of our employees, we expect the highest possible honest and ethical conduct from our Senior Officers. As a Senior Officer, you are an example for other employees and we expect you, through your leadership role, to foster a culture of transparency, integrity and honesty. Your responsibilities include maintaining a culture of high ethical standards and commitment to compliance and a work environment that encourages employees to raise concerns, and promptly addresses employee compliance concerns.

      The Company's Code of Business Conduct, which this Code of Ethics for Senior Executive and Financial Officers supplements, sets forth the fundamental principles and key policies and procedures that govern the conduct of all employees, officers and directors of the Company. You are bound by the requirements and standards set forth in the Code of Business Conduct, as well as those set forth in this Code of Ethics and other applicable policies and procedures. In the event of any conflict between the Code of Business Conduct and this Code of Ethics, this Code of Ethics shall govern your behavior or any required approvals or waivers. Compliance with this Code of Ethics is a condition of your employment and any violations of this Code may result in disciplinary action, up to and including termination of your employment.

      Waivers of this Code of Ethics may be made only by the board of directors of the Company or a committee of the board of directors comprised solely of independent directors. Any waivers of this Code of Ethics will be disclosed in accordance with applicable law, regulation or the requirements of any listing criteria of an exchange upon which the Company's stock may be traded.


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COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      You are expected to comply with both the letter and spirit of all applicable laws, rules and regulations governing the conduct of our business and to report any suspected violations of all applicable laws, rules and regulations to either the Chair of the Audit Committee or the Chair of the Corporate Governance Committee. You will not be subject to retaliation because of a good faith report of a suspected violation of this Code of Ethics.

FRAUD, THEFT, BRIBERY AND SIMILAR CONDUCT

      Any act that involves theft, fraud, embezzlement, or misappropriation of any property, including that of the Company or any of its employees, suppliers or customers, is prohibited. Offering or accepting kickbacks or bribes are forbidden.

AUDITORS

      Fraudulently influencing, misleading, coercing or manipulating the auditor of the Company's financial statements for the purpose of rendering those financial statements materially misleading is prohibited.

REVENUE RECOGNITION

      Senior Officers must ensure that all revenue transactions are completed, to the best of the Senior Officer's knowledge, in accordance with the Company's revenue recognition policies.

      All commitments or representations made to customers or distributors or potential customers or distributors must be included in the final contract with the customer or distributor or related documentation submitted with customer or distributor orders. Employees must not make any commitments to the customer or distributor, orally or in writing, which have not been documented in the agreement or submitted to the the Company's finance and/or contract departments. The Company prohibits side-letters or kickbacks with customers or distributors or potential customers or distributors.

ACCURATE PERIODIC REPORTING AND DISCLOSURE

      As a public company, the Company is required to file periodic and other reports with the Securities and Exchange Commission ("SEC"). The Company's policy is to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the SEC and in all other public communications made by the Company. As a Senior Officer, you are required to promote compliance with this policy and to abide by all Company standards, policies and procedures designed to promote compliance with this policy.


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ACCURATE RECORD KEEPING

      Every Senior Officer must maintain accurate and complete records, including providing accurate and complete information to the accounting and the finance departments. No false, misleading or artificial entries may be made on, or be provided for entry on, the Company's books and records. No funds or assets may be maintained by the Company for any illegal or improper purposes. All transactions must be fully and completely documented and recorded in the Company's accounting records. It is against Company policy to make entries that intentionally conceal or disguise the true nature of any transaction.

CONFLICTS OF INTEREST

      It is the Company's policy that you should avoid transactions, commitments, and other activities which are not in the Company's best interests or which could involve an actual conflict, or the appearance of a conflict, between your interests and those of the Company.

      It is not possible to define all situations that could involve a conflict of interest; in most instances, however, sound business judgment should be sufficient to evaluate a situation.

      A conflict of interest exists when your loyalties are divided between the Company's interests and your own interests, those of your family, or those of a customer, supplier or competitor. You are expected to avoid both the fact and appearance of conflicts of interest.

      The prohibition against acting in a dual capacity in transacting Company business, and from acquiring interests adverse to the Company, is applicable irrespective of your intentions and without regard to whether the action caused, or has the potential to cause, injury to the Company.

      The following is presented as a guide in determining circumstances that might create conflicts of interest; they are not intended, however, to cover all possible situations.

            o Representing the Company in any transaction if your personal interests might affect your ability to represent the Company's interests fairly and impartially. You must not knowingly or voluntarily permit yourself to be placed in a position where your interests may become adverse to the Company's interests. You must not allow personal relationships with current or prospective customers or suppliers to influence business decisions.


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            o     Investment by you or a member of your immediate family in a customer, supplier, or competitor (or any company/partnership affiliated with a customer, supplier, or competitor) of the Company is prohibited if you have or would have the opportunity to influence business transactions between the Company and the customer, supplier, or competitor. Passive investments in publicly traded companies shall not be a violation if you or a member of your immediate family owns less than 1% of such company's outstanding stock.

            o You must not take for yourself nor direct to others any existing business or any opportunities for prospective business that could be considered by the Company.

            o It is a conflict of interest to serve as a director of any company that competes with the Company. You may not serve as a director of a private company that is a supplier, customer, developer, or other business partner without first obtaining the approval of the Chair of the Corporate Governance Committee. You also may not become a director of any public company, without first obtaining the approval of the Chair of the Corporate Governance Committee.

            o You must not speculate or deal in materials, supplies, equipment or products that the Company buys or sells, or in property rights in which the Company may be interested.

            o Solicitation or acceptance by you or a member of your immediate family of any personal loan or guarantee from a customer, supplier or competitor.

      Before acting in a manner that creates or appears to create a conflict of interest, you must make full disclosure to and obtain written approval of either the Chair of the Audit Committee or the Chair of the Corporate Governance Committee.

COMPLIANCE WITH THE CODE; REPORTING OF VIOLATIONS

      If you have questions about this Code of Ethics for Senior Executive and Financial Officers, you should seek guidance from the Company's legal counsel. If you know of or suspect a violation of applicable laws or regulations or this Code of Ethics for Senior Executive and Financial Officers, you must immediately report that information to either the Chair of the Audit Committee or the Chair of the Corporate Governance Committee. No one will be subject to retaliation because of a good faith report of a suspected violation.


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NO RIGHTS CREATED

      This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company's Senior Officers in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, stockholder or any other person or entity.


                                 ACKNOWLEDGMENT

      I have received and read the Code of Ethics for Senior Executive and Financial Officers, and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and the Company's related policies and procedures. I understand that I have an obligation to promptly report to either the Chair of the Audit Committee or the Chair of the Corporate Governance Committee any suspected violation of the Code of Ethics for Senior Executive and Financial Officers.


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                                        Print Name


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                                        Signature


                                        Date_____________________________

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